FOURTH AMENDMENT TO PARTICIPATION AGREEMENT

Western Reserve Life Assurance Co. of Ohio, Variable Insurance Products Fund II and Fidelity Distributors Corporation hereby amend the Participation Agreement ("Agreement") dated June 14, 1999, as amended, by doing the following:

The Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective the 1st day of December, 2003.

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:/s/ Priscilla I.Hechler
Name: Priscilla I. Hechler
Title: Assistant Vice President and Assistant Secretary

VARIABLE INSURANCE PRODUCTS FUND II

By:/s/ Maria Dwyer
Maria Dwyer
Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By: /s/ Don Holborn
Don Holborn
Executive Vice President

Schedule A
Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Policy Form Numbers of Contracts Funded By Separate Account

WRL Series Life Account (est. Julv 16, 1985)

Product:	Form Number:
WRL Freedom Equity Protector (FEP)	VLB.0l.07.89
WRL Freedom Financial Builder (FFB)	VL03
WRL Freedom Elite	VL90
WRL Freedom Navigator
Single Life Product	VL10
Joint Second-to-Die Product	VL20
WRL Freedom SP Plus	VLS.03-02.90
WRL Freedom Wealth Protector	JLS01
WRL Xcelerator	VL07
WRL Freedom Wealth Builder	VL08

WRL Series Annuity Account (est. April 12, 1988)

Product:	Form Number:
WRL Freedom Attainer	VA00010 w/Schedule Page VA00010-A
WRL Freedom Bellwether	VA00010 w/ Schedule Page VA00010-B
WRL Freedom Conqueror	VA00010 w/ Schedule Page VA00010-C
WRL Freedom Variable Annuity	VA.02.06.88
WRL Freedom Wealth Creator	VA16
WRL Freedom Enhancer	VA25
WRL Freedom Premier	WL18
WRL Freedom Access	WL17

Separate Account VA U (est August 4, 2003)

Product:	Form Number:
WRL Freedom Premier III	AV922 101 177 703